Exhibit 99.B(l)(4)

EXHIBIT L4

ADDENDUM ADDING

SSGA CORE EDGE EQUITY FUND

TO THE SSgA FUNDS

PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

Pursuant to Paragraph 4(b) of the SSgA Funds’ Plan of Distribution Pursuant to Rule 12b-1 (“Rule 12b-1 Plan”), the undersigned parties agree that the SSgA Core Edge Equity Fund (the “Fund”) be added as a “Fund” under the Rule 12b-1 Plan and further agree to be bound by the terms and conditions of the Rule 12b-1 Plan with respect to the Fund.

Notwithstanding anything to the contrary in Section 4 of the Rule 12b-1 Plan, the initial term of the Rule 12b-1 Plan with respect to the Fund shall be until April 12, 2008.

Dated:  August 30, 2007

ATTEST:	SSgA FUNDS

By:	By:
Mark E. Swanson
Treasurer and Principal Financial Officer

ATTEST:	STATE STREET GLOBAL MARKETS, LLC

By:	By:
Vincent Manzi
Chief Compliance Officer

cc:	Scott Zoltowski, Esq.
State Street Global Advisors